EXHIBIT 3.1

THIRD AMENDMENT
TO BYLAWS OF SUMMIT PROPERTIES INC.

     The Bylaws of Summit Properties Inc., a Maryland corporation, are hereby amended as follows:

1.	Section 9.1. Section 9.1 of the Bylaws is hereby amended to read in its entirety:

“Exemption from Control Share Acquisition Statute. In addition to the provision set forth in Section 8.1 of the Amended and Restated Articles of Incorporation of the Company, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute, shall not apply to any acquisition by any person of shares of stock of the Company. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.”

     The foregoing is certified as the Third Amendment to the Bylaws of Summit Properties Inc. as adopted by the Board of Directors on October 4, 2004.

By:	/s/ Michael G. Malone, Esq.
Michael G. Malone, Esq.
Secretary